Exhibit 99.1

ZYNGA NAMES DAVID LEE AS CHIEF FINANCIAL OFFICER AND CHIEF ACCOUNTING OFFICER

Announces Departure of CFO and CAO Mark Vranesh

SAN FRANCISCO – April 10, 2014 – Zynga Inc. (NASDAQ: ZNGA), a leading social game developer, today announced that the Company has appointed David Lee as Chief Financial Officer and Chief Accounting Officer effective April 14, 2014. Lee will oversee accounting, corporate finance and investor relations and will report directly to Chief Executive Officer Don Mattrick. Lee succeeds CFO and CAO Mark Vranesh who will be leaving the company. Lee will be working with Vranesh over the next month to ensure a seamless transition of responsibilities.

“At the end of 2013, Mark Vranesh and I began working together on a CFO search. We viewed a lot of candidates, had a high bar and found a leader in David who will be a great addition to our team,” said Don Mattrick, CEO of Zynga. “David has a deep understanding of business management and a sharp financial acumen that will be invaluable to Zynga’s long term growth and success. He has a track record of fostering cultures of excellence and navigating business transformations through sound counsel and strategic planning. David is a seasoned financial executive whose two decades of experience will deepen our leadership capabilities and I am proud to welcome him to Zynga. I want to thank Mark for his numerous contributions to the Company over the last six years and we wish him the best in his future endeavors.”

“I am pleased with the progress we have made so far this year against our strategic frame of growing and sustaining our franchises, creating new hits and driving efficiencies. The year is off to a solid start and our teams have created a strong base for growth throughout 2014. We look forward to sharing details about our results and financial performance during our upcoming first quarter earnings announcement,” said Mattrick.

Lee, 42, brings to Zynga two decades of experience in finance, general management, strategic planning, growth investing, corporate restructuring and business transformations. He has a track record of helping turn companies around, and a proven ability to make smart decisions that ensure sustained financial success for corporations.

“It is an honor to join Zynga during such a transformative time in the Company’s history. Zynga reached impressive milestones in its first phase of growth, entertaining more than one billion people with its games and creating iconic, household brands with franchises like FarmVille and Words With Friends,” said Lee. “Don and the leadership team have an ambitious vision anchored by a rich culture of innovation, and I look forward to working with them to build the next chapter of Zynga’s growth.”

Lee most recently served as Senior Vice President of Enterprise Finance for Best Buy, where he was responsible for leading the company’s corporate strategy, financial planning and analysis and treasury teams. Before joining Best Buy, Lee spent more than eight years at Del Monte Foods where he held several leadership positions across finance and general management including Senior Vice President of Strategy, where he oversaw corporate strategy, mergers and acquisitions, transformation and corporate affairs; Senior Vice President of Consumer Products, Vice President of Strategic Planning and Business Development, Vice President of Finance for Consumer Products and Vice President of Sales FP&A. During this time, Del Monte Foods rapidly transformed and ultimately delivered significant shareholder value to its public investors in the sale of the company to private equity.

Before Del Monte Foods, Lee served as the Director of Strategic Planning at PG&E Corporation for three years, where he helped lead the company’s successful corporate restructuring and turnaround out of bankruptcy. He also spent time creating and implementing consumer growth plans at the Leo Burnett Company, McKinsey & Company, Enterprise Venture Capital and Pacific Venture Capital.

The Company will provide Q1 financial results during its upcoming earnings announcement on April 23, 2014.

###

About Zynga Inc.

Zynga Inc. is a leading developer of the world’s most popular social games that are played by more than 100 million monthly consumers. The company has created evergreen franchises such as FarmVille, Zynga Casino and Words With Friends. Zynga’s NaturalMotion, an Oxford-based mobile game and technology developer, is the creator of hit mobile games in popular entertainment categories, including CSR Racing, CSR Classics and Clumsy Ninja. Zynga games have been played by more than 1 billion people around the world and are available on a number of global platforms including Apple iOS, Google Android, Facebook and Zynga.com. The company is headquartered in San Francisco, Calif. Learn more about Zynga at http://blog.zynga.com or follow us on Twitter and Facebook.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the appointment of David Lee as our new Chief Financial Officer and Chief Accounting Officer, our potential future growth and success, progress on executing our strategy and our upcoming earnings announcement. These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Our actual results could differ materially from those predicted or implied, and reported results should not be considered as an indication of our future performance. Factors that could cause or contribute to such differences include, but are not limited to, the integration of NaturalMotion and the success of its current and future games as part of Zynga, our relationship with Facebook or changes in the Facebook platform, our relationship with and/or agreements with Android and iOS platform providers and/or changes to the Android or iOS platforms, attrition and declines in our existing games, our ability to launch new games, including FarmVille 2: Country Escape, in a timely manner and monetize these games effectively on the web and on mobile, our ability to control and reduce expenses, our exposure to illegitimate credit card activity and other security risks, our ability to anticipate and address technical challenges that may arise, competition, the changing interests of players, intellectual property disputes or other litigation, asset impairment charges, our ability to retain key employees, acquisitions by us and changes in corporate strategy or management. More information about the risks Zynga faces is included in our quarterly and annual reports filed with the SEC, copies of which may be obtained at http://investor.zynga.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release. There is no guarantee that the circumstances described in our forward-looking statements will occur. We assume no obligation to update such statements.

Contacts

Dani Dudeck

(415) 646-3133

dani@zynga.com

Kelly Pakula

(415) 254-4462

kpakula@zynga.com